Exhibit 10.15

SUBLEASE

This SUBLEASE (this “Sublease”), dated as of the 14th day of December, 2005 is between SOCIÉTÉ GÉNÉRALE, a corporation organized and existing under the laws of the Republic of France, having an address at 1221 Avenue of the Americas, New York, New York 10020 (“SG”) and SG COWEN & CO., LLC, a Delaware limited liability company, having an address at 1221 Avenue of the Americas, New York, New York 10020 (“Cowen”). Capitalized terms used but not defined in this Sublease shall have the meanings given them in the Primary Lease (as defined below).

RECITALS

WHEREAS, SG has entered into a Lease dated October 29, 1993 (the “Lease”) with Rock-McGraw, Inc., as Landlord, and SG, as Tenant, pursuant to which SG agreed to lease from the Landlord certain premises located in the building (the “Building”) known as and located at 1221 Avenue of the Americas, New York, New York (the “Premises”); and

WHEREAS, the Lease was amended by Supplemental Indentures between Rock-McGraw, Inc. and SG dated as of June 23, 1994; February 10, 1995; May 15, 1996; December 30, 1996; May 5, 1998; July 18, 2000; April 17, 2002; March 22, 2005 and April 18, 2005 (the Lease, as so amended and supplemented, is referred to as the “Primary Lease”); and

WHEREAS, 1221 Avenue Holdings LLC has succeeded to the interest of Rock-McGraw, Inc. as Landlord (the “Landlord”) under the Primary Lease; and

WHEREAS, Cowen desires to sublease from SG a portion of the Premises, and SG agrees to sublease to Cowen such portion of the Premises on the terms and conditions hereinafter set forth.

NOW, THEREFORE, SG and Cowen agree as follows:

1.             LEASE AND TERM. (a) SG hereby subleases to Cowen, and Cowen hereby accepts from SG the sublease of, the entire rentable area of the fourteenth and fifteenth floors, a portion of the sixth floor and a portion of the Data Center/IDF closets in the Building, as described on Schedule 1 attached hereto (the “Subleased Premises”). Cowen agrees to use the Subleased Premises only for the purposes permitted under Section 1.3 of the Primary Lease and for no other purpose, and shall use and occupy the Subleased Premises in full compliance with the terms of the Primary Lease.

(b)   The term of this Sublease (the “Sublease Term”) shall be the period commencing on the date (the “Commencement Date”) when SG no longer owns at least 50.1% of Cowen and ending at midnight of September 29, 2013. This Sublease shall become null and void if the Commencement Date has not occurred by December 31, 2006.

(c)   Cowen agrees to pay all costs and expenses incurred by SG in order to convert the Subleased Premises into a separate space from the Premises, including but not limited to the Landlord fees, City of New York Department of Building fees, permit fees, engineering fees, consulting fees, renovation expenses and if separate heating ventilation and air conditioning and electrical supply lines are created, the cost of creating separate heating ventilation and air conditioning and electrical supply lines. A good faith estimate of the projected costs and expenses for completing such conversion is set forth on Schedule 2 attached hereto. All such costs and expenses incurred by SG shall be paid by Cowen to SG within five (5) business days after notice by SG to Cowen.

2.             RENT. (a) Cowen shall pay to SG rent (the “Fixed Rent”) under this Sublease at the following rates during the periods set forth below(1):

(i)              Sixth Floor (23,910 square feet)

Rent per Sq. Ft.	Period	Monthly Rent	Annual Rent

$38.00	04/01/2006 - 08/31/2008	$75,715.00	$908,580.00

$42.00	09/01/2008 - 09/30/2013	$83,685.00	$1,004,220.00

(ii)             Fourteenth Floor (42,742 square feet)

Rent per Sq. Ft.	Period	Monthly Rent	Annual Rent

$47.44	04/01/2006 - 08/31/2008	$168,973.33	$2,027,680.00

$51.44	09/01/2008 - 09/30/2013	$183,220.71	$2,198,648.00

(iii)            Fifteenth Floor (42,217 square feet)

Rent per Sq. Ft.	Period	Monthly Rent	Annual Rent

$47.44	04/01/2006 - 08/31/2008	$166,897.83	$2,002,774.00

$51.44	09/01/2008 - 09/30/2013	$180,970.21	$2,171,642.00

(iv)            Data Center/IDF Closets (750 square feet(2))

Rent per Sq. Ft.		Period	Monthly Rent	Annual Rent

$42.72	(3)	04/01/2006 - 08/31/2008	$2,670.00	$32,040.00

$46.72	(4)	09/01/2008 - 09/30/2013	$2,920.00	$35,040.00

(1)          Cowen’s obligation to pay rent at the rates set forth in the rent table will be adjusted to the Commencement Date in the event that the date that SG ceases to own 50.1% of Cowen is different than April 1, 2005.

(2)          Data Center = 500 square feet; IDF closets = 250 square feet (10 closets, 25 square feet per closet)

(3)          Average of first rent period

(4)          Average of second rent period

(b)   (i) Fixed Rent shall be paid in equal monthly installments in advance on the first day of each month during the Sublease Term, commencing on the Commencement Date. If the Commencement Date is not the first day of a month, Fixed Rent payable for the period commencing on the Commencement Date and ending on the last day of the month in which the Commencement Date occurs shall be apportioned on the basis of the number of days in said month and shall be paid on the Commencement Date. SG agrees to furnish Cowen with an invoice on or before the first day of each month specifying the amount of the Fixed Rent that is due for the period covered by such invoice. Fixed Rent and all other amounts payable by Cowen to SG under the provisions of this Sublease (all such other amounts, “Additional Rent”) shall be paid promptly when due without deduction, abatement, counterclaim or setoff of any amount or for any reason whatsoever except as expressly set forth herein or incorporated herein by reference.

Fixed Rent and Additional Rent shall be paid to SG in lawful money of the United States at the address of SG set forth at the head of this Sublease or to such other person and/or at such other address as SG may from time to time designate by notice to Cowen. Fixed Rent and Additional Rent may also be paid by wire transfer in accordance with such wire instructions as SG may from time to time designate by notice to Cowen. No payment by Cowen or receipt by SG of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and SG may accept any check or payment without prejudice to SG’s right to recover the balance due or to pursue any other remedy available to SG. Any provision in the Primary Lease referring to “Fixed Rent” or “Additional Rent” incorporated herein by reference shall be deemed to refer to, respectively, the Fixed Rent and Additional Rent due under this Sublease.

(ii) If any commercial rent or occupancy tax shall be levied against Cowen based upon the Fixed Rent or Additional Rent payable by Cowen hereunder, Cowen shall (a) complete and file with the appropriate taxing authority all forms required in connection with such tax, and (b) pay the same to the taxing authority, or, in the event such tax is levied against SG, payable by SG in the first instance and paid by SG, Cowen shall reimburse SG for the amount of such tax.

(c)    In the event that SG actually receives any abatement, refund or credit under the Primary Lease in respect of Fixed Rent or Additional Rent paid by Cowen, SG shall deliver to Cowen the amount of such abatement, refund or credit that is properly allocable to the Subleased Premises.

3.             ADDITIONAL RENT. (a) Cowen shall pay to SG within five (5) business days after notice (or, as to amounts stated in the Primary Lease to be due promptly after demand by the Landlord to Tenant, then promptly after demand by SG to Cowen) Cowen’s Pro Rata Share of any and all amounts payable by SG to the Landlord for the Landlord’s increased costs and expenses pursuant to the provisions of Article 24 of the Primary Lease. For purposes of this Sublease, “Cowen’s Pro Rata Share” shall be the percentage obtained by dividing the area of the Subleased Premises (i.e., 109,619 square feet) by the area of the Premises (i.e., 486,561 square feet). The parties agree that as of the date of this Sublease, Cowen’s Pro Rata Share is equivalent to 22.5%. The parties further agree that Cowen’s Pro Rata Share is subject to adjustment in the event of any increase in the size of the Subleased Premises. For purposes of determining the amounts payable by Cowen pursuant to this Section 3 any of the aforesaid amounts payable by SG under the Primary Lease which cover a fiscal or other period, any part of which occurs before the Commencement Date or after the expiration of the Sublease Term, shall be apportioned according to the number of days in the relevant period.

(b)   Notwithstanding anything to the contrary in Section 3(a), and solely as to any payment due hereunder that is not recurrent, or to the extent of any increase in a recurrent payment (which, after any such increase, shall thereafter be deemed a recurrent payment), Cowen shall make such payment (or the portion of such payment representing an increase, as the case may be) not later than five (5) business days after receipt of notice from SG.

(c)   Notwithstanding anything to the contrary in this Sublease, Cowen shall make all payments to SG in respect of Real Estate Taxes not later than five (5) business days before December 1st and five (5) business days before June 1st of each calendar year during the Sublease Term, or, if the date on which SG is obligated to pay such Real Estate Taxes changes, not later than five (5) business days before such changed date.

(d)   Cowen acknowledges that SG and the Landlord have executed a License Agreement dated March 22, 2005 (the “License Agreement”) for the provision by the Landlord to SG of infrastructure monitoring services, additional fuel storage capacity and roof space for additional emergency generator capacity. SG agrees that Cowen shall receive its License Agreement Pro Rata Share of services that are provided by the Landlord to SG pursuant to the License Agreement. Cowen agrees that it shall pay to SG upon SG’s demand Cowen’s License Agreement Pro Rata Share of any fees that are payable by SG to the Landlord in respect of the provision of services under the License Agreement. For purposes of this Sublease, Cowen’s “License Agreement Pro Rata Share” shall be the percentage specified as Cowen’s pro rata share on Schedule 3 attached hereto. The parties agree that as of the date of this Sublease, Cowen’s License Agreement Pro Rata Share is equivalent to 23.01%.

4.              SUBORDINATION TO PRIMARY LEASE. (a) This Sublease and the term and estate granted hereby are and shall be subject and subordinate to (i) the Primary Lease and (ii) the matters to which the Primary Lease is or shall be subject and subordinate.

(b)   If for any reason the term of the Primary Lease shall terminate prior to the expiration date of this Sublease, including, without limitation, a termination caused by the Landlord’s exercise of any right of the Landlord under the Primary Lease to terminate the Primary Lease by reason of fire, casualty or condemnation, or an exercise by the Landlord of any right of the Landlord under the Primary Lease to terminate the Primary Lease, as the case may be, or otherwise, this Sublease shall thereupon be terminated, and SG shall not be liable to Cowen by reason thereof, except as specified in Section 7(b).

(c)   If the Landlord’s interest in the Building or the Land, or SG’s interest in the Primary Lease, shall be sold or conveyed to any person, firm or corporation upon the exercise of any remedy provided for in any underlying mortgage or agreement or by law or equity, or if the Landlord’s interest in the Primary Lease or SG’s interest in this Sublease is assigned, conveyed or transferred to any superior landlord as a result of a default by the tenant of such superior landlord and a resulting termination thereof, Cowen agrees that such person, firm or corporation succeeding to the Landlord’s interest in the Building, the Land, the Primary Lease, or SG’s interest in this Sublease, and each person, firm or corporation thereafter succeeding to its interest in the Building, the Land, the Primary Lease or this Sublease, as the case may be, (i) shall not be liable for any act or omission of the Landlord under the Primary Lease occurring prior to such sale or conveyance, or any act or omission of SG under this Sublease occurring prior to such assignment, conveyance or transfer, as the case may be, (ii) shall not be subject to any offset, defense or counterclaim accruing prior to such sale, conveyance, assignment or transfer; (iii) shall not be bound by any payment prior to such sale or conveyance of rent for more than one month in advance (except prepayments in the nature of security for the performance by Cowen of its obligations hereunder) and (iv) shall be liable for the performance of the other obligations of the Landlord under the Primary Lease, or SG under this Sublease, as the case may be, only during the period such successor landlord shall hold such interest.

(d)   Cowen acknowledges that SG is obligated to give notice to the Landlord of the making of this Sublease. SG agrees to give such notice to the Landlord promptly after the execution of this Sublease and to use commercially reasonable efforts to obtain Landlord’s consent to the Sublease. SG agrees to notify Cowen promptly of the Landlord’s response to such notice.

5.              INCORPORATION BY REFERENCE. (a) Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, or to the extent not applicable to the Subleased Premises, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Primary Lease are incorporated in this Sublease by reference, and are made apart hereof as if herein set forth at length, Sublease being substituted for “Lease” under the Primary Lease, SG being substituted for “Landlord” under the Primary Lease, Cowen being substituted for “Tenant” under the Primary Lease, and Subleased Premises being substituted for “Premises” under the Primary Lease.

(b)   The following sections of the Primary Lease are expressly excluded from incorporation herein: Sections 1.1, 1.2, 1.4, and 1.5; the second and third sentences of Section 1.6; the words “except as provided in Section 36.1” in the first sentence of Section 2.1; the first, second and third sentences of Section 2.1; Sections 2.2 and 2.3; Section 6.2(b)(1); Section 7.1; the fourth sentence of Section 8.1; Article 14; Section 22.2; Section 23.1; the second sentence of Section 25.4; Section 25.15; Article 26; Section 27.1; Articles 30 and 31; Sections 35.1, 35.3, 35.4, 35.6, 35.8, 35.9 and 35.10; Section 36.2; Articles 37 and 38; Exhibits A, B, D, J, K, L, M, N, O, P, Q, R, S and T; and the Supplemental Indentures dated June 23, 1994, February 10, 1995, May 15, 1996, December 30, 1996, July 18, 2000, April 17, 2002, March 22, 2005 and April 18, 2005.

(c)   Notwithstanding anything to the contrary set forth herein, the word “Landlord” shall be deemed to mean Landlord in the following provisions of the Primary Lease: Section 3.2 (except for the use of “Landlord” in the last paragraph of Section 3.2); the first and second use of “Landlord” in Section 6.2 and 6.7; Article 8; and Sections 25.18 and 25.19. Notwithstanding anything to the contrary set forth herein, the word “Landlord” shall be deemed to mean Landlord and SG in the following provisions of the Primary Lease: Sections 3.5 and 6.4; and the first use of “Landlord” in Section 13.1.

(d)   If any of the express provisions of this Sublease shall conflict with any of the provisions of the Primary Lease incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease (subject, however, to Sections 4 and 6 hereof).

6.             NO BREACH OF PRIMARY LEASE. Cowen shall not knowingly do, omit to do, or permit to be done any act or thing which may constitute a breach or violation by SG of any term, covenant or condition of the Primary Lease, whether or not such act or thing is permitted under the provisions of this Sublease. Cowen agrees to cease to do, omit to do, or permit to be done any act or thing which may constitute a breach or violation of any term, covenant or condition of the Primary Lease promptly upon the receipt of notice thereof from SG.

7.                INDEMNITY. (a) Cowen shall indemnify, defend and hold harmless SG from and against all losses, costs, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys’ fees, which SG may incur or pay out by reason of (i) any act, omission or negligence occurring in, on or about the Premises caused by Cowen and/or any or its officers, employees, agents, customers and/or invitees, or any person claiming through or under Cowen (Cowen and/or any of the foregoing collectively, the “Cowen Parties”), (ii) any breach or default hereunder on Cowen’s part, (iii) any work done by Cowen in or to the Subleased Premises, or (iv) any claims for injury to person or damage to property arising from the negligent act or omission of any Cowen Party occurring in, on or about the Building. Cowen’s indemnification obligations pursuant to this Section 7 shall be limited solely to the excess of any such all losses, costs, claims, damages, liabilities and expenses over the insurance proceeds collected by SG with respect thereto.

(b)   SG shall indemnify, defend and hold harmless Cowen from and against all losses, costs, claims, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees, which Cowen may incur or pay out by reason of (i) any act, omission or negligence occurring in, on or about the Premises caused by SG and/or any or its officers, employees, agents, customers and/or invitees, or any person claiming through or under SG (SG and/or any of the foregoing collectively, the “SG Parties”), (ii) any breach or default hereunder on SG’s part, (iii) any material breach or default under the Primary Lease on SG’s part that adversely affects Cowen, (iv) any work done by SG in or to the Premises, or (v) any claims for injury to person or damage to property arising from the negligent act or omission of any SG Party occurring in, on or about the Building. SG’s indemnification obligations pursuant to this Section 7 shall be limited solely to the excess of any such losses, costs, claims, damages, liabilities and expenses over the insurance proceeds collected by Cowen with respect thereto.

8.             RELEASES. To the extent that SG released the Landlord from liability or responsibility pursuant to the provisions of the Primary Lease, Cowen hereby releases SG to the same extent, and Cowen will cause its insurance carriers to include any clauses or endorsements in favor of SG which SG is required to provide to the Landlord pursuant to the provisions of the Primary Lease.

9.                LATE CHARGES. If Cowen fails to pay any Fixed Rent or Additional Rent for more than five (5) days after the date when due, Cowen shall pay interest on the unpaid amount from the date on which such amount was due until the date that such amount is paid at the rate of 1.5% per calendar month or any part thereof or the then maximum lawful interest rate, whichever shall be less.

10.              ELECTRICITY. SG agrees that Cowen shall be entitled to use Cowen’s Pro Rata Share of all electric energy supplied by the Landlord to the Premises. SG agrees to use its best efforts to cause the Landlord to supply the maximum amount of electricity specified in the Primary Lease. Cowen shall pay SG for Cowen’s Pro Rata Share of electric energy consumed on the Premises. The amount payable by Cowen for electric energy usage shall be increased if the size of the Subleased Premises increases or if Cowen consumes electrical power in an amount that is disproportionate to the ratio of the size of the Subleased Premises to the size of the Premises.

11.           CONDITION OF SUBLEASED PREMISES. Cowen agrees and acknowledges that Cowen is leasing the Subleased Premises “as is”, subject to normal wear and tear. SG and Cowen have agreed that Cowen has engaged SG to perform work on the Subleased Premises in order to reconfigure the Subleased Premises, at Cowen’s expense, in accordance with Cowen’s space plan as described on Schedule 1A hereto. Following the completion by SG of the reconfiguration, SG and SG agree that all references in this Sublease to the “Subleased Premises” shall mean the premises as described on Schedule 1 hereto, as the same shall have been modified in accordance with the Cowen space plan as described on Schedule 1A hereto.

12.          SIGNAGE; NAMING. Cowen may place suitable identification signage naming Cowen on the floors of the Subleased Premises; provided, however, that any signage on the sixth floor shall be consistent in size with the SG signage on said floor. SG will request the Landlord to include Cowen’s name on the directory in the lobby of the Building.

13.          NO ASSIGNMENT AND SUBLETTING. (a) Cowen shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any other person, except with the prior written consent of SG, which consent shall not be unreasonably withheld, and the Landlord in accordance with the provisions of this Section 13.

(b)   Any proposed assignment or subletting by Cowen of the Subleased Premises shall be subject to the following conditions:

(i)     Cowen agrees that no request to assign this Sublease or sublet all or part of the Subleased Premises shall be made prior to January 1, 2007;

(ii)    Any request by Cowen to assign this Sublease or sublet all or part of the Subleased Premises may be made only in respect of (A) the entire portion of the Subleased Premises that Cowen occupies on the sixth floor of the Building, and/or (B) the entire fourteenth floor of the Building and/or (C) the entire fifteenth floor of the Building. The assignment or subletting of a portion of the fourteenth floor or a portion of the fifteenth floor of the Building is not permitted;

(iii)   Cowen may not make a request to sublet the fifteenth floor unless it has previously given SG an Offer Notice (as hereinafter defined) for the fourteenth floor or unless it gives SG an Offer notice for both the fourteenth and fifteenth floors; and

(iv)   Cowen may not assign or sublet any portion of the Data Center or IDF closets.

(c)   If Cowen desires to assign this Sublease or sublet all or part of the Subleased Premises as described in the preceding sentences, Cowen shall give to SG a notice (the “Offer Notice”), specifying (i) the portion of the Subleased Premises to be assigned or sublet (the “Offered Premises”), and (ii) the anticipated commencement date of the proposed assignment or sublease. Within thirty (30) days of receiving an Offer Notice from Cowen SG shall notify Cowen whether it wishes to recapture the Offered Premises. If SG sends Cowen a notice (“Recapture Notice”) that it wishes to recapture the Offered Premises, SG and Cowen shall mutually agree on a date, which date shall not be earlier than sixty (60) days, and not later than one hundred-eighty (180) days, after the date of the Recapture Notice, for the recapture by SG, and the surrender by Cowen, of the Offered Premises. If SG elects to recapture the Offered Premises, SG and Cowen shall move as quickly as practicable to amend this Sublease and/or otherwise document the recapture by SG, and the surrender by Cowen, of the Offered Premises.

(d)   If SG has not elected to recapture the Offered Premises, Cowen shall furnish SG and the Landlord with (i) a term sheet or copy of the proposed assignment or sublease, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Subleased Premises, (iii) current financial information with respect to the proposed assignee or subtenant, including without limitation, its most recent financial statements and (iv) such other information as either SG or the Landlord may reasonably request.

In the event that SG and the Landlord each consents to any assignment of this Sublease or subletting of the Subleased Premises, Cowen shall deliver to SG and the Landlord (A) an executed counterpart of the assignment or sublease agreement, in form and substance reasonably satisfactory to SG and the Landlord, and (B) a certificate of insurance evidencing (x) that SG and the Landlord have been named as additional insureds under the insurance policies required to be maintained by Cowen pursuant to Section 14 of the Sublease, and (y) that the insurance referred to therein is in full force and effect. Each assignment or sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without SG’s consent. Cowen also agrees to pay to SG in connection with any assignment of this Sublease or subletting of the Offered Premises Cowen’s Pro Rata Share of all investment costs incurred by SG in respect of the Subleased Premises.

(e)   Notwithstanding any assignment or subletting permitted by SG and the Landlord, Cowen shall remain fully liable on this Sublease, and Cowen agrees that it shall continue to be directly responsible for the payment to SG of Fixed Rent and Additional Rent and the performance of all obligations of Cowen under this Sublease. Cowen further agrees that any violation of any provision of this Sublease during the term hereof by any assignee, subtenant or other occupant shall be deemed a violation by Cowen, it being the intention that Cowen shall be liable to SG for any and all acts and omissions of any and all assignees, subtenants and other occupants of the Subleased Premises.

(f)   If the aggregate of the amounts payable as rent or otherwise by a subtenant under a sublease of any part of the Subleased Premises (including, without limitation, all amounts payable on account of changes in real estate taxes, operating costs, maintenance costs, labor rates, indexes or other formulas contained in the sublease but excluding consideration paid in respect of actual services rendered to the extent that the same does not exceed that which a bona fide third party would pay for the same services) shall be in excess of Cowen’s Basic Cost therefor at that time, then promptly after the collection thereof by Cowen, Cowen shall pay to SG, in monthly installments, as Additional Rent an amount equal to seventy-five percent (75%) of such excess. (Cowen acknowledges that SG is obligated pursuant to the terms of the Primary Lease to pay fifty percent (50%) of any excess amount collected by Cowen from any subtenant to the Landlord.) Cowen shall deliver to SG upon request a statement in reasonable detail showing the calculation of the amounts payable and paid by the subtenant to Cowen with respect to the sublease for the period covered by such statement. “Cowen’s Basic Cost” for sublet space at any time means the sum of (i) the portion of the Fixed Rent, Real Estate Taxes and Cost of Operation and Maintenance which is attributable to the sublet space, plus (ii) the amount of any costs incurred by Cowen in making alterations to the sublet space for the subtenant, and the amount of any work allowance granted by Cowen to the subtenant, plus (iii) the amount of the unamortized cost of any Cowen leasehold improvements as reflected on Cowen’s books, plus (iv) the amount of any reasonable brokerage commissions and reasonable legal fees, marketing costs, and other reasonable costs paid by Cowen in connection with the sublease amortized on a straight line basis over the term of the sublease.

(g)  Cowen shall reimburse SG upon demand for any reasonable actual out-of-pocket costs incurred by SG in connection with any assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs incurred in connection with the granting of any requested consent.

14.             INSURANCE. Cowen shall comply with the insurance requirements imposed upon SG, as tenant under the Primary Lease, but only with respect to the Subleased Premises. Such insurance shall name SG and the Landlord as additional insured parties as their respective interests may appear. Cowen shall furnish SG with certificates evidencing such insurance prior to the Commencement Date. Cowen will cause its insurance carriers to include any clauses or endorsements in favor of the Landlord that SG is required to provide to the Landlord pursuant to the provisions of the Primary Lease.

15.           ALTERATIONS. Cowen shall comply with the requirements imposed upon SG, as tenant under the Primary Lease, with respect to any alterations of the Subleased Premises. In addition, for so long as SG has not assigned its interest under this Sublease, Cowen agrees that if any proposed alteration to the Subleased Premises connects to, interferes with, or supports SG’s infrastructure installations, then Cowen agrees to retain SG’s Facilities Management Department to supervise such alteration.

16.            RIGHT TO CURE COWEN’S DEFAULTS. If Cowen shall at any time fail to perform any obligation of Cowen hereunder, then SG shall have the right, but not the obligation, to perform the same (a) immediately and with notice (which may be oral) in the case of emergency or in case such is likely to result in a violation of law or the Primary Lease or in an immediate cancellation of any insurance policy maintained by SG or the Landlord and (b) in any other case if such failure continues more than ten (10) days after notice to Cowen, Cowen shall pay to SG upon demand all sums so paid by SG and all incidental costs and expenses of SG in connection therewith, together with interest thereon at the rate of 1.5% per calendar month or any part thereof or the then maximum lawful interest rate, whichever shall be less, from the date of the making of such expenditures. No performance by SG of any obligation that Cowen has failed to perform shall waive or release Cowen from any obligations of Cowen under this Sublease.

17.            REMEDIES. In the event Cowen defaults in the performance of any of the terms, covenants or conditions of this Sublease or of the Primary Lease, SG shall be entitled to exercise any and all of the rights and remedies to which it is entitled by law or in equity, and also any and all of the rights and remedies specifically provided for in the Primary Lease, which are hereby incorporated herein and made part hereof with the same force and effect as if herein specifically set forth in full, and wherever in the Primary Lease rights and remedies are given to the Landlord, the same shall be deemed to refer to SG.

18.            BROKERAGE. Cowen and SG represent to each other that no broker or other person had any part, or was instrumental in any way, in bringing about this Sublease.

19.            NO WAIVER. (a) The failure of SG to insist in any one or more cases upon the strict performance or observance of any obligation of Cowen hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation of Cowen or any right or option of SG. SG’s receipt and acceptance of Fixed Rent or Additional Rent, or SG’s acceptance of performance of any other obligation by Cowen, with knowledge of Cowen’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by SG of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by SG.

(b)   The failure of Cowen to insist in any one or more cases upon the strict performance or observance of any obligation of SG hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future of any such obligation of SG or any right or option of Cowen or Cowen’s acceptance of performance of any other obligation by SG, with knowledge of SG’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver by Cowen of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Cowen.

20.           COMPLETE AGREEMENT. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

21.           SUCCESSORS AND ASSIGNS. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns. In the event of any assignment or transfer of SG’s leasehold estate under the Primary Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all further obligations under this Sublease.

22.           HOLDING OVER. If Cowen holds over in the Subleased Premises after the expiration or termination of the Sublease Term without the express written consent of SG and the Landlord, Cowen shall pay, (i) all amounts due under Section 25.7 of the Primary Lease as incorporated herein by reference; and (ii) if and to the extent the Landlord requires SG to pay such amounts to the Landlord under Section 25.7 of the Primary Lease, any additional amount required to be paid by SG (as Tenant under the Primary Lease) under Section 25.7 of the Primary Lease in respect of the holding over by Cowen in the Subleased Premises, including, without limitation, any payment due from SG as Tenant under Section 25.7(c)(ii) of the Primary Lease. If Cowen holds over in the Subleased Premises after the expiration or termination of the Sublease Term without the express written consent of SG and the Landlord and SG has failed to vacate the Premises, then during such period of time that SG has also failed to vacate the premises, the amount payable by Cowen shall be Cowen’s Pro Rata Share of the amounts payable by SG to the Landlord pursuant to Section 25.7 of the Primary Lease.

23.           CONFIDENTIALITY. (a) Cowen shall treat the terms of the Primary Lease and the Sublease with confidentiality and agrees not to disclose the terms of either document to any person or entity other than (i) to the extent required by laws, rules, orders or other regulations of any governmental authority, or that it is advised by counsel is required by such laws, rules, orders or other regulations, or (ii) to the extent required by any listing or trading agreement concerning any publicly traded securities that it or any of its affiliates may issue, or which it is advised by counsel is required by any such agreement; or (iii) to its auditors or attorneys to the extent necessary in connection with their representation of Cowen.

(b)   SG shall treat the terms of the Sublease with confidentiality and agrees not to disclose the terms of the Sublease to any person or entity other than (i) to the extent required by laws, rules, orders or other regulations of any governmental authority, or that it is advised by counsel is required by such laws, rules, orders or other regulations, or (ii) to the extent required by any listing or trading agreement concerning any publicly traded securities that it or any of its affiliates may issue, or which it is advised by counsel is required by any such agreement; or (iii) to its auditors or attorneys to the extent necessary in connection with their representation of SG.

24.           CONSENT OF LANDLORD UNDER PRIMARY LEASE. (a) The Sublease Term shall not commence, and this Sublease shall not be effective, until the Landlord shall have given its written consent hereto in accordance with the terms of the Primary Lease, and SG shall have notified Cowen that such consent has been given.

(b)   SG agrees to use commercially reasonable efforts to obtain a Subordination and Non-Disturbance Agreement from the Landlord for Cowen by the Commencement Date of the Sublease.

25.           NOTICES. All notices, consents, approvals, demands and requests (collectively “Notices”) which are required or desired to be given by either party to the other hereunder shall be in writing and shall be (i) sent by a recognized overnight courier for next business day delivery or (ii) by personal delivery, receipt required. Notices which are served upon SG or Cowen in the manner provided herein shall be deemed to have been given, served and received for all purposes hereunder on the date evidenced by receipt. All Notices given to SG shall be addressed to Societe Generale, 1221 Avenue of the Americas, New York, NY 10020, Attention: Manager of Facilities, with a copy to Societe Generale, 1221 Avenue of the Americas, New York, NY 10020, Attn: General Counsel. All Notices given to Cowen shall be addressed to SG Cowen & Co., LLC, 1221 Avenue of the Americas, New York, NY 10020, Attn: Chief Administrative Officer, with a copy to SG Cowen & Co., LLC, 1221 Avenue of the Americas, New York, NY 10020, Attn: General Counsel, or at such other place as either party may from time to time designate in a notice given in accordance with the provisions of this Section 25.

26.             JURISDICTION, ETC. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Sublease, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Sublease in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

27.             WAIVER OF JURY TRIAL. Each of the parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Sublease.

28.           COSTS AND EXPENSES. Any costs and expenses incurred by SG in connection with the exercise of any rights hereunder or any request made by Cowen, shall be paid by Cowen to SG on demand, except as otherwise provided herein.

29.           GOVERNING LAW. This Sublease shall be governed by, and construed in accordance with, the laws of the State of New York without reference to any conflict of law or choice of law principles that might apply the law of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Sublease to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SOCIÉTÉ GÉNÉRALE

By:	/s/ Jean Philippe Coulier
Name: Jean Philippe Coulier
Title: Chief Operating Officer

SG COWEN & CO., LLC

By:	/s/ Pascal Pinson
Name: Pascal Pinson
Title: Chief Administrative Officer

By:	/s/ Thomas Conner
Name: Thomas Conner
Title: Chief Financial Officer

SCHEDULE 1

[Description of Subleased Premises
as of the Sublease Execution Date]

SCHEDULE 1A

[Description of Subleased Premises
Pursuant to Cowen Space Plan]

SCHEDULE 2

[Estimated Conversion Costs]

SCHEDULE 3

[Cowen’s Pro Rata Share
of Cost of License Agreement]